EXHIBIT 99.1

NEWS
BULLETIN

FROM:

RE:

OrthoLogic Corp.

1275 W. Washington St.
Tempe, AZ 85281
(602) 286-5520
www.orthologic.com
TRADED: Nasdaq: OLGC

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
Thomas R. Trotter	Lawrence Delaney Jr.
President/CEO	(714) 734-5000
(602) 286-5500

OrthoLogic Reports Fourth Quarter and Full-Year 2004 Results

Tempe, Ariz., Thursday, January 27, 2005-OrthoLogic Corp. (Nasdaq: OLGC) today announced financial results for the fourth quarter and full year ended December 31, 2004. In addition, the company provided an update on development activities related to its Chrysalin® Product Platform.

OrthoLogic reported a net loss of $4.9 million, or $(0.13) per share for the fourth quarter ended December 31, 2004. For the year ended December 31, 2004, the company reported a net loss of $41.7 million, or $(1.16) per share. Fourth-quarter and full-year 2004 operating expenses compared to prior year increased as a result of the company’s expanded efforts in research, development and clinical activities, as well as its acquisition of Chrysalis Biotechnology, Inc. (CBI), which was completed on August 5, 2004.

“During the fourth quarter, OrthoLogic made important progress in our efforts to expand the Chrysalin Product Platform into new medical areas beyond orthopedics to further leverage the CBI acquisition,” said Thomas R. Trotter, OrthoLogic’s president and CEO. “We have initiated several programs to explore Chrysalin-based product candidates in diabetic wound healing and cardiovascular repair. We are very enthusiastic about these new potential product applications and believe they could present additional large market opportunities for the Chrysalin technology in the future.”

Trotter added, “We are very pleased with the progress we made in 2004. With several potential Chrysalin products in human clinical trials and several others in active pre-clinical studies, the Chrysalin peptide provides OrthoLogic with a comprehensive and broad-based drug development platform.”

Fourth Quarter 2004 Highlights

The company continued to make considerable progress in the fourth quarter with patient enrollment and follow-up activities related to its ongoing human clinical trials as well as increased activity across a number of pre-clinical programs. Dr. James T. Ryaby, OrthoLogic’s senior vice president and chief technology officer offered the following update on six of the potential Chrysalin-based products currently in development:

Fracture Repair: “More than 400 of the approximately 500 total patients are now enrolled in our Phase 3 human clinical trial for acceleration of fracture repair and, allowing time for patient follow-up, we expect to have data from this trial before the end of 2005. To date, no adverse events related to Chrysalin have been reported in this trial, and patient follow-up has been excellent. In addition, we have received Institutional Review Board (IRB) approval from more than 27 clinical sites for our Phase 2b fracture repair dose-ranging study, and patient enrollment is now underway.”

Dermal Wound Healing: “Work continued in the fourth quarter to evaluate gel formulations for a Chrysalin-based product candidate for dermal wound healing. We plan to complete this work before the end of 2005 and initiate a new human clinical trial for a diabetic ulcer indication in 2006.”

Spinal Fusion: “Enrollment in our pilot Phase 1/2 clinical trial for spine fusion was completed last spring and, allowing time for patient follow-up, we expect to have data from the trial this summer. To date, there have been no adverse events in this trial related to Chrysalin and patient follow-up has been excellent.”

Cartilage Defect Repair: “During the fourth quarter of 2004, we completed several steps necessary to submit an Investigational New Drug (IND) application for a Chrysalin-based product candidate for cartilage defect repair. We expect to complete the remaining steps in the first half of 2005 and submit an IND for this indication later this year.”

Tendon Repair: “The first preclinical study evaluating Chrysalin in a tendon repair model is nearing completion. We expect to have data from this study in the first half of 2005.”

Cardiovascular Repair: “We are focusing our efforts on evaluating various delivery mechanisms for a Chrysalin product candidate for myocardial revascularization, as well as completing a series of preclinical studies to support clinical development for this indication. Our plan is to initiate a ‘proof of concept’ human clinical trial for this indication, potentially as early as 2006,” said Ryaby.

Outlook for 2005
Trotter concluded, “OrthoLogic entered 2005 with an expanded pipeline of Chrysalin-based product candidates. We are now well positioned to move forward with our clinical and pre-clinical programs for at least six different potential Chrysalin product candidates. Our most advanced product candidate is the injectable for fracture repair, and data permitting, we remain on track to file a New Drug Application (NDA) for this indication by the end of 2006. We look forward to 2005 as a very important year for the company.”

Conference Call Information
As previously announced, a conference call hosted by OrthoLogic management is scheduled for today at 11:00 a.m. EST (8:00 a.m. PST). To participate, please use the following numbers: 877-297-4509 (domestic) or 973-935-2402 (international). No reservation number is required.

A replay of this call will be available beginning January 27, 2005 at 2 p.m. EST until February 3, 2005 at 12 p.m. EST. To access the replay, dial 877-519-4471 (domestic) or 973-341-3080 (international) and enter the following access code: 5606099.

A live Webcast and Internet replay of the call will also be provided and can be accessed by visiting http://www.viavid.net/detailpage.aspx?sid=000021B8. The live Webcast and Internet replay can also be accessed from the Investor Relations section of OrthoLogic’s Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

About OrthoLogic Corp.

OrthoLogic is a drug-development company focused on commercializing several potential therapeutics comprising the Chrysalin® Product Platform, a series of product candidates aimed at treating traumatic and chronic orthopedic indications in bone and soft tissue as well as cardiovascular repair and wound healing. All of these potential products are based on the Chrysalin synthetic peptide, also known as TP508.

OrthoLogic owns an exclusive license for all worldwide medical indications for the peptide, and is actively pursuing five orthopedic indications for Chrysalin. These include fracture repair and spine fusion, which are in human clinical trials, and cartilage defect repair, which is in late-stage preclinical trials. Ligament and tendon repair indications are in the preclinical studies stage. In non-orthopedic areas, a human clinical trial for chronic diabetic ulcers has been completed. OrthoLogic’s product development pipeline also includes Chrysalin-based product candidates for dental bone formation and myocardial revascularization.

For more information, please visit the company’s Web site: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of preclinical or clinical testing; unfavorable outcomes in our preclinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our Chrysalin Product Platform; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2003, our Form 10-Q for the quarter ended September 30, 2004, and other documents we file with the Securities and Exchange Commission.

[FINANCIAL TABLES FOLLOW]

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a
					Development
	Three months ended December 31,		Twelve months ended December 31,		Stage Company
OPERATING EXPENSES	2004	2003	2004	2003	8/5/04 - 12/31/04
General and administrative	$883	$648	$3,281	$4,331	$1,853
Research and development	4,928	2,945	17,091	9,008	8,055
CPM divestiture and related gains	(75)	(266)	(347)	(743)	(125)
CBI in process research and development	0	0	25,840	0	25,840

Total operating expense	(5,736)	(3,327)	(45,865)	(12,596)	(35,623)
Interest income, net	514	181	1,464	568	751

Loss from continuing operations before taxes	(5,222)	(3,146)	(44,401)	(12,028)	(34,872)
Income tax benefit	(300)	(667)	(642)	(4,414)	(348)

Net loss from continuing operations	(4,922)	(2,479)	(43,759)	(7,614)	(34,524)
Discontinued operations
Net gain on the sale of the Bone Device Business, net of taxes $0, $5,205, ($363), $5,205 and ($363), respectively	0	72,692	2,048	72,692	2,048
Income from operations of Bone Device Business, net of taxes of $0, $667, $0, $4,414 and $0, respectively	0	1,017	0	7,358	0

Net income from discontinued operations	0	73,709	2,048	80,050	2,048

NET INCOME (LOSS)	$(4,922)	$71,230	$(41,711)	$72,436	$(32,476)

Per Share Information:
Net loss from continuing operations
Basic	$(0.13)	$(0.07)	$(1.22)	$(0.23)

Diluted	$(0.13)	$(0.07)	$(1.22)	$(0.23)

Net income from discontinued operations
Basic	$0.00	$2.21	$0.06	$2.43

Diluted	$0.00	$2.14	$0.06	$2.38

Net income (loss)
Basic	$(0.13)	$2.14	$(1.16)	$2.20

Diluted	$(0.13)	$2.07	$(1.16)	$2.16

Basic shares outstanding	38,000	33,297	35,899	32,970
Equivalent shares	0	1,182	0	613

Diluted shares outstanding	38,000	34,479	35,899	33,583

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share data)
(Unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$40,377	$84,357
Short-term investments	51,642	32,499
Accounts receivable less allowance for doubtful accounts, $0 and $556	34	792
Prepaids and other current assets	1,019	882

Total current assets	93,072	118,530
Furniture and equipment, net	478	560
Escrow receivable, net	6,828	5,144
Long-term investments	11,558	4,156
Deferred income taxes — non-current	1,106	770
Trademarks	2,142	0
Deposits and other assets	50	196
Investment in Chrysalis BioTechnology	0	750

Total assets	$115,234	$130,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$833	$201
Accrued compensation	648	609
Accrued taxes	114	2,924
Excess space reserve	559	314
Other accrued liabilities	1,963	1,524
Accrued severance and other divestiture costs	0	279

Total current liabilities	4,117	5,851

Deferred rent and capital lease obligation	137	280

Total liabilities	4,254	6,131

Stockholders’ Equity
Common stock, $.0005 par value; 50,000,000 shares authorized; 38,011,642 and 33,533,443 shares issued and outstanding	19	16
Additional paid-in capital	170,905	142,329
Accumulated deficit	(59,944)	(18,233)
Treasury stock at cost, 41,800 shares	0	(137)

Total stockholders’ equity	110,980	123,975

Total liabilities and stockholders’ equity	$115,234	$130,106

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